Exhibit 16

                                [KPMG Letterhead]

New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078




December 4, 2003


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Impath Inc. and, under the date of February 28, 2003, except as to the second paragraph of Note 9, which is as of March 31, 2003, we reported on the consolidated financial statements of Impath Inc. as of and for the years ended December 31, 2002 and 2001. As stated in Impath Inc.'s November 25, 2003 Form 8-K filing, the audit reports covering this period and all previous periods were withdrawn. On November 17, 2003, our appointment as principal accountants was terminated. We have read Impath Inc.'s statements included under Item 4 of its Form 8-K dated November 25, 2003 and we agree with such statements, except that we are not in a position to agree or disagree with Impath Inc.'s statements that the dismissal of KPMG LLP was approved by its Audit Committee of the Board of Directors or that the Audit Committee of the Board of Directors of the Company authorized the Company to engage Grant Thornton LLP as the Company's independent accountants.


Very truly yours,

/s/ KPMG LLP